Exhibit 99.1

Hydrogen Future Corporation Completes Acquisition of Hydra Fuel Cell Corporation

HOUSTON, Texas – (April 21, 2014) Hydrogen Future Corporation (OTCQB: HFCO) is pleased to announce that it has completed the acquisition of Hydra Fuel Cell Corporation (“Hydra”) from American Security Resources Corporation (Pink Sheets: ARSC).

HFCO acquired 100% of the common stock of Hydra in exchange for a convertible preferred share issued to ARSC. The preferred share is convertible into an amount equal to 100.2% of the then outstanding common stock of HFCO at the time of conversion, which is at the sole discretion of ARSC. This gives ARSC an effective 50.1% equity interest in HFCO.

Although an all stock transaction, HFCO was required to have secured sufficient funding commitments to fund Hydra’s production startup before it could close the acquisition. Such commitments were completed just recently.

About Hydra Fuel Cell Corporation

Hydra has developed advanced hydrogen fuel cell technology which it initially intends to deploy as residential and small commercial grid replacement for electric generation.

Safe Harbor Statement

The statements in this release that relate to the Company’s expectations with regard to the future impact on the Company’s results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The results anticipated by any or all of these forward-looking statements may not occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.

Contact

Frank Neukomm or Bob Farr

info@h24usa.com

281-436-6036